For further information contact:
Bob Madison, Senior Director Corporate Communications
973-532-8001 or bmadison@emisphere.com

Adam Friedman, Adam Friedman Associates
212-981-2529, ext. 18 or adam@adam-friedman.com

NICHOLAS J. HART JOINS EMISPHERE AS
VICE PRESIDENT, STRATEGY AND DEVELOPMENT
Former Organon Exec Will Help Drive Company’s Commercialization of Eligen® Technology

CEDAR KNOLLS, NJ, August 19, 2008 – Emisphere Technologies, Inc. (NASDAQ: EMIS) has announced that Nicholas J. Hart has joined the company as Vice President of Strategy and Development. In this capacity, Mr. Hart will be responsible for the planning and commercial development aspects of the company’s Eligen® technology, including Eligen® B12.

Mr. Hart comes to Emisphere with over 16 years of commercial experience in the pharmaceutical industry. In his most recent capacity at Organon, part of Schering Plough Corporation, he was Leader of the Contraception Therapy Area and a member of the Corporate Executive Leadership Team. Also at Organon, he served as Senior Director/Executive Director of Marketing of the Women’s Healthcare Franchise; Director of CNS Marketing, and Associate Director of Specialty Products. Prior to Organon, Mr. Hart held various marketing and sales positions with Novartis, Sankyo Parke Davis Pharmaceuticals, and Bristol-Myers Squibb Company.

After graduating from the United States Military Academy at West Point, Mr. Hart received an MBA in Finance and International Business from New York University, Stern School of Business. He also served as a Field Artillery Officer in the United States Army.

“I am delighted Nick Hart has joined our team at Emisphere to help us commercialize our Eligen® Technology, including Eligen® B12,” said Michael V. Novinski, President and Chief Executive Officer of Emisphere. “He brings a tremendous wealth of experience and a successful track record of accomplishment in the pharmaceutical industry. He has a demonstrated skill set both strategically and operationally, and I am confident that this track record will be continued at Emisphere.”

ABOUT EMISPHERE TECHNOLOGIES, INC.

Emisphere Technologies, Inc. is a biopharmaceutical company that focuses on a unique and improved delivery of therapeutic molecules and pharmaceutical compounds using its Eligen® Technology. Some of these molecules or compounds can only be given by injection; when combined with our technology; convenient oral versions may be safe, effective and provide significant advantages. The benefits of other compounds are limited due to poor bioavailability, slow on-set of action or variable absorption. In those cases, use of Emisphere’s technology can improve the therapeutic effectiveness of the compounds. The Eligen® Technology can be applied to the oral route of administration as well other delivery pathways. The Web site is: www.emisphere.com.

Safe Harbor Statement Regarding Forward-looking Statements

The statements in this release and oral statements made by representatives of Emisphere relating to matters that are not historical facts (including without limitation those regarding the timing or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Emisphere's product candidates and the sufficiency of Emisphere's cash and other capital resources) are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, the ability of Emisphere and/or its partners to develop, manufacture and commercialize products using Emisphere's drug delivery technology, Emisphere's ability to fund such efforts with or without partners, and other risks and uncertainties detailed in Emisphere's filings with the Securities and Exchange Commission, including those factors discussed under the caption "Risk Factors" in Emisphere's Annual Report on Form 10-K (file no. 1-10615) filed on March 17, 2008 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, filed on August 11, 2008.